Exhibit 5.1

Direct Line: 212.859.8000

Fax: 212.859.4000

November 7, 2012

Board of Directors

Smart Balance, Inc.

115 West Century Road – Suite 260

Paramus, New Jersey 07652

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as special counsel to Smart Balance, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 1,300,000 shares of common stock of the Company, which may be awarded pursuant to the Company’s 2012 Inducement Award Plan (the “2012 Inducement Plan”) (the “Shares”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the 2012 Inducement Plan will be duly authorized by the Company and will comply with all applicable laws.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the 2012 Inducement Plan, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the General Corporation Law of Delaware, applicable provisions of the Constitution of Delaware, in each case as currently in effect, and the reported judicial decisions interpreting the General Corporation Law of Delaware and the Constitution of Delaware.

     The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP